Exhibit 99.2

CREDIT SUISSE

Valuation Report

Tele Norte Celular Participações S.A.

April 24, 2008

IMPORTANT DISCLAIMER: This document is a free translation of the "Laudo de Avaliação da Tele Norte Celular Participações S.A." filed with the CVM in Brazil. In case of differences of interpretation the CVM version in Portuguese will always prevail.

Disclaimer

This valuation report is for informational purposes only and is not an offer to purchase or the solicitation of an offer to sell any shares of Tele Norte Celular Participações S.A. (“TNCP”). The tender offer for the outstanding common shares of TNCP referred to in this valuation report has not commenced.

Any offer to purchase or solicitation of an offer to sell any common shares of TNCP from any person resident in the United States will be made only pursuant to an offer to purchase and related materials that Telemar Norte Leste S.A. (“Telemar”) intends to file with the U.S. Securities and Exchange Commission (the “Commission”) upon commencement of the tender offer.

Holders of common shares of TNCP should read carefully the offer to purchase and the other documents relating to the tender offer when they become available and prior to making any decisions with respect to the tender offer because these documents will contain important information about the tender offer, including the terms and conditions of the tender offer.

Following the filing with the Commission of the offer to purchase and the other documents relating to the tender offer, holders of common shares of TNCP will be able to obtain the filed documents free of charge at the Commission’s website at www.sec.gov, from Telemar or from TNCP.

Index

1. Introduction	2
2. Executive summary	7
3. Information about the evaluator	12
4. Market and company description	19
5. Valuation of Tele Norte Celular	22
5.1. Financial and operational highlights	23
5.2. Economic value	27
5.3. Book value of the shareholders’ equity	32
5.4. Weighted average share price on the BOVESPA	34

Appendix A. Analysis of historical spreads between ON and PN shares	38

Appendix B. Valuation criterion	40

Appendix C. Terms and definitions used in the valuation report	42

1

1. Introduction

2

Introduction

Banco de Investimentos Credit Suisse (Brasil) S.A. (“Credit Suisse” or “CS”) has been retained by Telemar Norte Leste S.A. (“Telemar”) to prepare a valuation report (“Valuation Report”) for the purpose of the public mandatory tender offer (“Mandatory TO”) for the common shares of Tele Norte Celular Participações S.A. (“Tele Norte Celular” or “TNCP”), as described in Article 2 (III) of CVM Instruction No. 361/02 and in Article 254-A of Law No. 6404/76.

The following information is important and must be carefully and thoroughly read:

1.	This Valuation Report has been prepared for exclusive use of the Board of Directors of Telemar, its shareholders and TNCP’s shareholders for the purpose of their evaluation of the proposed Mandatory TO, and may not be used or relied upon for any other purpose. This Valuation Report must not be used by any third party and for any other purpose without the prior written consent of CS. This Valuation Report, including its analyses and conclusions, do not constitute a recommendation to any shareholder of Telemar or Tele Norte Celular or member of the Board of Directors of Telemar on how to vote or act in connection with any matter related to the Mandatory TO. CS will not be liable for any direct or indirect losses or loss of profits resulting from the use of this Valuation Report. The base date used in this Valuation Report is April 23, 2008. The base date of financial information used in this Valuation Report is December 31, 2007.

2.	In order to arrive at the conclusions presented in this Valuation Report, we have performed the following, among other things: (i) analysis of the consolidated financial statements of Tele Norte Celular audited by Deloitte Touche Tohmatsu (“Deloitte”) for the fiscal years ended on December 31 2005, 2006 and 2007, (ii) discussions with members of Telemar’s management about the business and prospects of Tele Norte Celular; and (iii) analysis of other information, financial studies, analyses, researches and financial, economic and market criteria we deemed relevant (jointly referred to as “Information”).

3.	With respect to our revision, we do not assume any responsibility for independently investigating any of the information referred to above and have assumed that such information was complete and accurate in all its relevant aspects. Additionally, we have not been requested to perform, and have not performed, an independent verification of such information, or any independent verification or assessment of any assets or liabilities (contingent or not) of Tele Norte Celular, and we have not received any such assessment and have not assessed the solvency or fair value of Tele Norte Celular under any laws governing bankruptcy, insolvency or similar matters.

4.	We do not make, and will not make, either expressly or implicitly, any representation or warranty regarding any information (including financial and operational forecasts of Tele Norte Celular or assumptions and estimates on which such forecasts were based) used in the preparation of this Valuation Report. Additionally, we do not assume any obligation to make, and have not made, any physical inspection of the properties or facilities of Tele Norte Celular. We are not an accounting firm and do not provide accounting or auditing services related to this Valuation Report. We are not a law firm and do not provide legal, tax or fiscal services related to this Valuation Report.

3

Introduction (cont’d)

5.	The controlling shareholders of Tele Norte Celular and/or Telemar and their management did not (i) in any way interfere with, restrict or hinder our access and our capacity to obtain and use the information necessary to prepare this Valuation Report, (ii) determine the methodologies used in the preparation of the analyses, or (iii) in any way restrict our capacity to arrive at the conclusions independently presented in this Valuation Report.

6.	The preparation of a financial analysis is a complex process that involves various decisions on the most appropriate and relevant financial analysis methods, and the application of these methods. In order to arrive at the conclusions presented in this Valuation Report, we applied a qualitative approach to the analyses and factors considered by us. We arrived at a final conclusion based on the results of the analysis performed by us as a whole, and we did not reach individual conclusions based on or related to any of the factors or methods of our analysis. Therefore, we believe our analysis must be considered as a whole and that the examination of parts of our analysis and specific factors without considering the full context of our analysis and conclusions may lead to incomplete and incorrect interpretations of the processes used in our analyses and conclusions.

7.	This Valuation Report provides an estimate with respect to the value of the shares issued by Tele Norte Celular and does not evaluate any other aspect or implication of the Mandatory TO or any contract, agreement or understanding signed in relation to the Mandatory TO. We do not express any opinion on the value for which the shares related to the Mandatory TO could be traded on any securities market at any time. The results presented in this Valuation Report refer exclusively to the Mandatory TO, and do not apply to any other matter or operation, present or future, relative to Tele Norte Celular or Telemar, or to the economic group of which these companies are part or to the sector in which they operate.

4

Introduction (cont’d)

8.	Our Valuation Report is necessarily based on information provided to us as of the date of this Valuation Report and takes into account economic and market conditions and other conditions as they are and as can be evaluated on this date. Although future events and other developments could affect the conclusions presented in this Valuation Report, we do not have any obligation to update, revise, rectify or revoke this Valuation Report, wholly or partly, as a result of any subsequent development or for any other reason.

9.	Our analyses deal with Tele Norte Celular as an operation independent from Telemar (stand-alone operation) and, thus, do not include operating, tax or any other benefits or losses, including any premiums, synergies, incremental value and/or costs, if any, that Telemar or Tele Norte Celular may have as a result of the completion of the Mandatory TO, if consummated, or of any other transaction. The evaluation also disregards any operational and financial gains or losses that may result after the Mandatory TO due to a commercial change in the business currently existing between Telemar and Tele Norte Celular.

10.	Telemar has agreed to reimburse us for our expenses and to indemnify us and certain persons related to us for certain liabilities and expenses that may arise as a result of our retained services.

5

Introduction (cont’d)

11.	We have provided, from time to time, in the past, investment banking services and other financial services to Telemar, its controlling shareholders, subsidiaries and companies under common control (“Affiliates”) for which we were remunerated, as mentioned in “Evaluator Representations” of this Valuation Report (for the purposes of Schedule III, X, “d”, 5, of CVM Instruction No. 361/02) and may, in the future, provide these services to Telemar and Tele Norte Celular and/or their Affiliates, for which we expect to be remunerated. We are a financial institution that provides a variety of financial services and other services related to securities, brokerage and investment banking. In the normal course of our activities, we may acquire, hold or sell, on our behalf or on the behalf of our clients, shares, debt instruments and other securities and financial instruments (including bank loans and other obligations) of Telemar and Tele Norte Celular and of any other companies involved in the Mandatory TO, as well as provide investment banking services and other financial services to these companies and their Affiliates. Also, the professionals of our research departments and of other divisions may base their analyses and publications on different operational and market assumptions and on different analysis methodologies compared with those used in the preparation of this Valuation Report, with the result that the research reports and other publications prepared by them may contain different results and conclusions when compared with those herein presented. We also adopted policies and procedures to preserve the independence of our research analysts, who may have different views to those of our investment banking department. We also adopted policies and procedures for preserving the independence between investment banking and other areas and departments of CS, including but not limited to asset management and the proprietary desk for trading shares, debt instruments, securities and other financial instruments.

This Valuation Report is the intellectual property of CS.

The financial calculations contained in this Valuation Report may not result in exact sums due to rounding.

Banco de Investimentos Credit Suisse (Brasil) S.A.

[by:	/s/ José Olympio Pereira]	[by:	/s/ Marco Gonçalves]	[by:	/s/ Bruno Amaral]	[by:	/s/ Edwyn Neves]
	José Olympio Pereira		Marco Gonçalves		Bruno Amaral		Edwyn Neves

6

2. Executive summary

7

Tele Norte Celular - Valuation summary

Based on the economic value criterion and multiples of comparable companies methodology, the value range per common and preferred share issued by Tele Norte Celular is demonstrated below: (1) (2)

Economic value based on the multiples of comparable companies methodology

R$ mn, except when otherwise indicated

TMAC Adjusted EBITDA 2007 (3)			R$	116.8
x EV/EBITDA Multiple				5.55x
= TMAC enterprise value				648.5
(-) TMAC net debt (12/31/2007)				226.6
= TMAC total equity value				421.9
• PN shares				94.4
• ON shares				327.6

TMAC shares owned by TNCP
• PN shares (‘000)				2,374.2
• ON shares (‘000)				2,039.3

= TNCP enterprise value				362.2
(-) NPV of TNCP holding expenses				11.4
(-) TNCP net debt (12/31/2007)				9.8
= TNCP total equity value				340.9
• PN shares				96.1
• ON shares				244.9

Number of PN shares (‘000) (4)				4,209.2
Number of ON shares (‘000) (4)				2,492.5
Total number of shares (‘000) (4)				6,701.7
		- 4.65%				+4.88%

PN (R$/share) (1)	R$	21.76	R$	22.82	R$	23.94
ON controlling (R$/share) (1)		103.65		108.71		114.01
ON minority (R$/share) (1)		82.92		86.97		91.21

Credit Suisse applied the criterion of economic value based on multiples of comparable companies to calculate the value of shares issued by Tele Norte Celular

Source: Financial statements of Tele Norte Celular and Credit Suisse. Base date: December 31, 2007.

(1)	For further information on the value breakdown between different classes of shares of Tele Norte Celular, see page 31 of this report. (2) For further information on the applied calculation methodology, see Appendix B of this report.
(3)	The revenue from the reversal of ICMS tax in 2007 amounting to R$26.6mn was excluded for the purpose of this analysis, since it was extraordinary and a non-recurring event. It includes statutory interest and contributions, since they are operating expenses.
(4)	Source: Tele Norte Celular (Tele Norte Celular did not have any treasury shares as of December 31, 2007).

8

Tele Norte Celular -Valuation summary (cont’d)

Based on the weighted average price of the shares issued by Tele Norte Celular listed on the BOVESPA, the price range of common and preferred shares issued by Tele Norte Celular is demonstrated below:

Weighted average price of shares listed on the BOVESPA

R$ per share
	ON		PN
12-month period prior to the release of the Material Fact (1)

08/01/2006 - 08/01/2007	R$	50.95	R$	19.61

Number of shares (‘000) (2)		2,492.5		4,209.2

Market capitalization (R$ mn)		127.0		82.5

Value per share weighted by the amount of shares of each class	R$	50.95	R$	19.61

Period between the release of the Material Fact and the date of the valuation report

08/02/2007 - 04/23/2008	R$	72.24	R$	25.43

Number of shares (‘000) (2)		2,492.5		4,209.2

Market capitalization (R$ mn)		180.1		107.0

Value per share weighted by the amount of shares of each class	R$	72.24	R$	25.43

90-day period between 01/24/08 and 04/23/08

01/24/2008 - 04/23/2008	R$	76.40	R$	27.58

Number of shares (‘000) (2)		2,492.5		4,209.2

Market capitalization (R$ mn)		190.4		116.1

Value per share weighted by the amount of shares of each class	R$	76.40	R$	27.58

Source: Economática, as of April 23, 2008.

(1)	Material Fact dated August 2, 2007 regarding the acquisition of shares owned by Telpart Participações S.A. by Vivo Participações S.A.
(2)	Source: Tele Norte Celular (Tele Norte Celular did not have any treasury share as of December 31, 2007).

9

Tele Norte Celular -Valuation summary (cont’d)

Based on the book value of the shareholders’ equity per share methodology, the value of common and preferred shares issued by Tele Norte Celular is R$13.15

Book value of the shareholders’ equity per share

R$ mn, except when otherwise indicated

	12/31/2007
Total assets	R$	529.21
(-) Total liabilities		409.3
(-) Minority interests		31.8
= Shareholders’ equity		88.1

Total number of shares (‘000) (1)		6,702

R$/share PN and/or ON		13.15

Source: Financial statements of Tele Norte Celular. Base date: December 31, 2007.

(1)	Source: Tele Norte Celular (Tele Norte Celular did not have any treasury share as of December 31, 2007).

10

Tele Norte Celular -Valuation summary (cont’d)

According to Schedule III, IX, “e” of CVM Instruction No 361/02, CS presents a comparative chart with the amounts calculated for common and preferred shares issued by Tele Norte Celular

Comparative analysis of value ranges

R$ per share

11

3. Information about the evaluator

12

Qualifications of the evaluator

As established in CVM Instruction No. 361/02, CS presents its qualifications below.

•	CS has acted as an advisor in important mergers and acquisitions in the Brazilian market:

Advisory services in mergers and acquisitions

Companies that operate in the segment of Tele Norte Celular (Telecom)

•	Telemar (2008): Advisory services to Telemar Norte Leste in the acquisition of Brasil Telecom Participações / Brasil Telecom

•	Telecom Itália (2007): Advisory services to Telecom Itália in the sale of its stake in Solpart Participações to a group of investors

•	TIM (2006): Advisory services to TIM in the merger of shares of TIM Celular by TIM Participações

•	Telesp Celular (2003): Advisory services to Telesp Celular in the acquisition of Tele Centro Oeste Celular

Other relevant credentials in mergers and acquisitions

Public companies

•	Bovespa (2008): Advisory services to Bovespa Holding in its merger with Bolsa de Mercadorias & Futuros—BM&F

•	MMX (2008): Advisory services to MMX in the sale of MMX Minas-Rio and MMX Amapá to Anglo American

•	Eleva (2007): Advisory services to Perdigão in the acquisition of Eleva

•	MMX (2007): Advisory services to MMX and Centennial Asset in the sale of 50% of the capital of MMX Minas-Rio to Anglo American

•	Submarino (2006): Advisory services to Submarino in the merger between Submarino and Americanas.com

•	CVRD (2006): Advisory services to CVRD in the takeover bid for Inco

•	International Paper (2006): Advisory services to IP in the sale of Inpacel to Stora Enso

•	Dufry (2006): Advisory services in the acquisition of 80% of Brasif and Eurotrade

•	ALL (2006): Advisory services to ALL in the acquisition of Brasil Ferrovias and Novoeste Brasil

•	Bunge Fertilizantes (2006): Advisory services to Bunge Fertilizantes in its sale to Fosfertil

•	Acesita (2005): Advisory services to Previ and Petros in the exercise of its put option against Arcelor do Brasil, whereby they sold 25% of the voting capital of Acesita

•	Usiminas (2005): Advisory services in the exchange of its stake in Siderar and Sidor for a stake of 16% in the total capital of Ternium

•	CCR (2003): Advisory services to Andrade Gutierrez, Brisa, Camargo Corrêa in the acquisition of Odebrecht’s stake in CCR

Private companies

•	J. Mendes (2008): Advisory services to Mineração J. Mendes in its sale to Usiminas

•	Magnesita (2007): Advisory services in the sale of Magnesita to GP Investimentos

•	Grupo Dedini Agro (2007): Advisory services in the sale of Dedini to Abengoa Bioenergy

13

Qualifications of the evaluator (cont’d)

Qualification of the professionals responsible for the Valuation Report:

José Olympio Pereira

Managing Director, Head of the Investment Banking Division in Brazil

•	José Olympio Pereira is responsible for the investment banking division of Credit Suisse in Brazil

•

Before joining CS, José Olympio was co-responsible for the investment banking division in Latin America and responsible for this division in Brazil at Citigroup Global Markets between February 2001 and May 2004. He was also responsible for Donaldson, Lufkin & Jenrette in Brazil between February 1998 and December 2000. He worked for 13 years at Banco de Investimentos Garantia, where he occupied several positions, including his latest position as responsible for the corporate finance area. During his career, José Olympio was responsible for a large number of relevant mergers and acquisitions, as well as for various equity and debt offerings in the Brazilian and international markets

•	José Olympio has a degree in Civil Engineering from Pontifícia Universidade Católica in Rio de Janeiro and a masters’ degree in Business from Harvard Business School

Marco Gonçalves

Responsible for Mergers and Acquisitions, Investment Banking

•	Marco Gonçalves is responsible for mergers and acquisitions of the investment banking division of Credit Suisse in Brazil

•

Before joining CS, Marco Gonçalves worked at ABN Amro Bank, Deustche Bank and BNP Paribas both in Brazil and in New York. Marco Gonçalves has over 10 years of experience in investment banking, and has provided advisory services to various clients in mergers and acquisitions in a number of sectors

•	Marco Gonçalves has a Mechanical Engineering degree from the Federal University of Santa Catarina and a specialization course in Finance from the New York University

14

Qualifications of the evaluator (cont’d)

Qualification of the professionals responsible for the Valuation Report:

Bruno Amaral

Associate, Investment Banking

•	Bruno Amaral is an associate of the investment banking division of Credit Suisse in Brazil

•

Bruno Amaral has been a part of the Credit Suisse team since February 2005. Before joining Credit Suisse, Bruno worked in the investment banking division of Citigroup Global Markets (ex-Salomon Smith Barney) in São Paulo and New York, and in the mergers and acquisition division of BNP Paribas in São Paulo and Paris. He has over 8 years of experience in investment banks and has already worked on various mergers and acquisitions, as well as equity and debt offerings in various sectors in Brazil, Latin America and Europe

•	Bruno has a degree in Economics from the Universidade de São Paulo

Edwyn Neves

Analyst, Investment Banking

•	Edwyn Neves is part of the execution team of the investment banking division of Credit Suisse in Brazil

•

Before joining Credit Suisse in April 2007, Mr. Neves worked at the private equity firm Advent International. During his career, Mr. Neves worked in several capital market transactions and mergers and acquisitions in various sectors

•	Mr. Neves has a degree in Business from the School of Business of Fundação Getúlio Vargas (São Paulo)

15

Evaluator’s representations

As established in CVM Instruction No. 361/02, CS represents that:

1.	The table below summarizes the quantity of securities issued by Tele Norte Celular that CS, as well as other entities linked to it, hold or own under their administration, based on data as of April 24, 2008

Entity	Observation	Type of Security	Ticker	Number of Shares	% of Total Capital
Credit Suisse “Próprio” Fundo de Investimento de Ações	Investment fund under administration of CS conglomerate companies	Shares	TNCP4	2,860	0.0486%
Credit Suisse International	Affiliate	Shares	TNCP4	27,540	0.4677%

2.	It has no direct or indirect interest in Tele Norte Celular, Telemar or in the Mandatory TO, and there is no other relevant circumstance that may be considered a conflict of interest; the controlling shareholder or managers of Tele Norte Celular and Telemar have not directed, limited, hindered or performed any act that adversely affected or may have adversely affected the access to, use or knowledge of information, assets, documents or work methodologies relevant for the quality of the respective conclusions; the controlling shareholders of the companies and their managers have not determined the methodologies used in this Valuation Report; there is no existing or potential conflict or pooling of interests with the controlling shareholder of Telemar, or before their minority shareholder(s) or, with respect to Tele Norte Celular, its respective partners, or in connection with the Mandatory TO

3.	The combined cost of this Valuation Report and of the valuation report of Amazônia Celular S.A. (“Amazônia Celular” or “TMAC”) will be the equivalent amount in Reais of US$700,000.00, to be paid by Telemar

4.	CS will receive the equivalent amount in Reais of US$450,000.00 as commission for structuring the public mandatory tender offers and public voluntary tender offers for the acquisition of shares of Amazônia Celular and Tele Norte Celular

16

Evaluator’s representations (cont’d)

6.	Credit Suisse (Brasil) S.A. Corretora de Títulos e Valores Mobiliários, a wholly-owned subsidiary of CS, will act as an intermediary institution in the Mandatory TO, as per CVM Instruction No. 361/02, and will receive the following compensation: 0.35% of the total gross amount disbursed in connection with the acquisition of shares under the mandatory public tender offers for common shares of Amazônia Celular and Tele Norte Celular; and 0.70% of the total gross amount disbursed in connection with the acquisition of shares under the voluntary public tender offers for shares of Amazônia Celular and Tele Norte Celular

7.	On December 28, 2007 it received R$19,052.42 as reimbursement of expenses incurred in the provision of advisory services to Telemar in connection with the process of sale of the shares issued by Tele Norte Celular owned by Telpart Participações S.A.

8.	On December 21, 2007 it received the equivalent amount in Reais of US$534,149.12 for the 1st installment of the engagement commission to act as exclusive financial advisor in connection with the merger or direct or indirect acquisition of shares issued by Brasil Telecom S.A. and Brasil Telecom Participações S.A.

9.	On January 8, 2008 it received the equivalent amount in Reais of US$1,068,298.24 for the 2nd installment of the engagement commission to act as exclusive financial advisor in connection with the merger or direct or indirect acquisition of shares issued by Brasil Telecom S.A. and Brasil Telecom Participações S.A.

10.	It has been retained by Telemar to prepare a valuation report on Amazônia Celular in the context of the mandatory tender offer and the voluntary tender offer for acquisition of shares of Amazônia Celular, as explained previously in item 5

17

Evaluator’s representations (cont’d)

11.	This Valuation Report presents:

I.	Information about the shares issued by Tele Norte Celular, including the ownership structure;

II.	The valuation criterion based on the economic value using the multiples of comparable companies methodology;

III.	Description of the methodologies applied in the valuation of the shares issued by Tele Norte Celular using market prices and book value of the shareholders’ equity criteria; and

IV.	Tables with data used in the calculation of values.

12.	In addition to the information required in article 8, paragraph 3 of CVM Instruction No. 361/02, this Valuation Report provides additional information aimed at supplementing the analysis presented herein and supporting the conclusion on the calculated value of the shares of Tele Norte Celular

13.	In compliance with article 8 (V) (b) of CVM Instruction No. 361/02, Credit Suisse represents that, among the valuation criteria presented in this document, it believes the methodology of economic value using multiples of comparable companies, as per item XII (c), 2, of schedule III of CVM Instruction No. 361/02, to be the most appropriate for determining the value range of the shares issued by Tele Norte Celular

14.	CS internal process for the approval of the Valuation Report involves the following stages:

I.	Discussion about the methodology and assumptions to be applied in the valuation with the team involved in the operation; and

II.	After preparation and revision of the report by the team involved, the report is submitted for the analysis of an internal bank committee, composed of the bank’s CEO, the director of the investment banking division, legal counsel and other members of the committee, and others responsible for the departments involved in the transaction

18

4. Market and company description

19

Summary of the market in which Tele Norte Celular operates

Market overview

Global market

•	The number of mobile phones in the world increased from 2.7bn to 3.3bn between 2006 and 2007, which corresponds to a penetration rate of approximately 1 mobile phone for each 2 inhabitants

•	In 2007, Brazil consolidated itself as the fifth largest mobile phone market in the world, with around 121mn mobile phones

Main global mobile phone markets

	2004	2005	2006	2007
(In millions of phones)
China	335	393	461	547
USA	181	208	233	253
India	48	76	149	234
Russia	74	126	152	173
Brazil	66	86	100	121
Japan	91	95	100	105
Source: Teleco.

Brazilian market

•	The number of mobile phones operating in Brazil was 121mn in 2007, posting growth of 21% versus the previous year, when accesses totaled 100mn

•	Therefore, the mobile phone density in Brazil advanced ten percentage points, reaching 63.6 units per 100 inhabitants

•	GSM is the most popular technology, with market share of 78.5% in 2007. The CDMA technology accounts for 17.3% of accesses in operation, followed by TDMA, with 4.3%

•	The prepaid segment posted slight growth versus 2006, ending 2007 with 80.6% of the total (97.5mn users)

•	Postpaid plan users, accounting for 19.4% of the market, totaled 23.4mn consumers

Market

•

Tele Norte Celular operates in the States of Maranhão, Pará, Amazonas, Roraima and Amapá, in the North and Northeast regions of Brazil, covering an area of 3,534mn square kilometers – about 41% of the Brazilian territory

Growth in the number of mobile phones in the region

(in millions of phones)

Source : Anatel.

States in which Amazônia Celular operates

State	Mobiles (‘000)	Prepaid	Density (1)
Pará	3,104	89.5%	42.5
Maranhão	1,763	88.0%	28.0
Amazonas	1,727	86.2%	50.3
Amapá	349	87.7%	54.0
Roraima	205	82.3%	48.8
Average Brazil		80.8%	64.5

Source: Anatel; values as of January 2008.

(1)	Mobile phones per 100 inhabitants.

20

Description of Tele Norte Celular

Company overview

Company description

•	Tele Norte Celular Participações S.A. is a holding company which owns 89.78% of the voting capital and 74.95% of the total capital of Amazônia Celular

•

Through Amazônia Celular, Tele Norte Celular provides mobile phone services in an area spanning over 3.5mn square kilometers, which corresponds to 41% of the Brazilian territory. The region has low population density: 4.9 inhabitants per square meter, which means that 17.3mn people reside in the region

•	Four operators provide Personal Mobile Services in the region, and three offer GSM technology and one CDMA technology. Amazônia Celular is the only operator that offers GSM/EDGE and TDMA technologies

Performance in 2007

•

Through Amazônia Celular, Tele Norte Celular ended 2007 with 1,416,620 clients, advancing 17.0% versus 2006, reversing the downward trend of the two previous years. At the end of the period, the prepaid segment accounted for 85.0% of the customer base and the postpaid segment accounted for 15.0% thereof

•	The Company’s market share in 2007 was 20.3%, 1.9 percentage point lower than in 2006, but this decline was much smoother than the 3.5 percentage point decline observed between 2005 and 2006

•	Despite this, the company achieved net sales of 799k new phones, growing 20% yoy

•	The consolidated annual churn rate stood at 40.4%, 14.5 percentage points lower than in the previous year

Ownership structure

Source: Tele Norte Celular.

Market share

Source: Teleco; values as of January 2008.

21

5. Valuation of Tele Norte Celular

22

5. Valuation of Tele Norte Celular

5.1. Financial and operational highlights

23

Main financial highlights

Historical consolidated balance sheet

R$ mn
	2005		2006		2007
Cash and financial investments	R$	65.7	R$	51.4	R$	44.8
Accounts receivable		88.8		104.9		81.3
Recoverable taxes		20.3		22.0		18.2
Inventory		11.5		10.5		9.7
Other current assets		9.9		5.1		4.4
Current assets		196.1		193.9		158.4

Deferred income taxes		68.5		82.1		82.1
Other recoverable taxes		9.9		8.6		6.4
Intercompany credits		0.0		0.0		0.0
Other long-term assets		15.6		4.2		5.7
Long-term assets		93.9		94.9		94.2
Investments		0.1		0.1		0.1
PP&E		357.8		300.6		238.7
Intangible		62.2		56.4		37.9
Fixed assets		420.0		357.0		276.6

Total assets		710.1		645.9		529.2

Loans and financing		58.3		241.1		80.9
Suppliers		117.1		138.3		83.7
Taxes payable		7.2		6.6		8.2
Dividends payable		4.0		0.8		3.3
Provisions		15.0		12.4		10.6
Hedge operations		35.9		17.4		7.4
Other obligations		4.9		5.6		23.9
Current liabilities		242.5		422.3		218.1
Loans and financing		190.0		0.0		70.9
Provisions		7.9		54.6		30.5
Intercompany loans		5.2		13.2		26.1
Hedge operations		11.0		22.4		45.8
Pension plan		1.7		2.1		2.3
Others		16.9		13.2		15.7
Minorities’ interest		55.8		30.2		31.8
Long-term liabilities		288.4		135.6		223.0
Paid-in capital		84.9		84.9		84.9
Profit reserves		76.5		5.9		0.2
Retained earnings		17.8		(2.8)		3.1
Shareholders’ equity		179.1		88.0		88.1

Total liabilities and shareholders’ equity		710.1		645.9		529.2

Source: Financial statements of Tele Norte Celular.

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Main financial highlights (cont’d)

Consolidated historical income statement

R$ mn
	2005		2006		2007
Net revenues	R$	432.0	R$	436.3	R$	486.7
• Services		390.0		385.0		462.6
• Phones		42.0		51.2		24.1
Growth %		(13.4)%		1.0%		11.6%

Gross profit		176.8		137.1		169.5
Margin %		40.9%		31.4%		34.8%

Adjusted EBITDA (1)		124.6		83.0		115.7
Margin %		28.9%		19.0%		23.8%

Depreciation and amortization		(112.7)		(116.0)		(109.9)

EBIT		11.9		(79.3)		34.7
Margin %		2.8%		(18.2)%		7.1%

Financial revenue (expense), net		(26.3)		(55.3)		(28.4)

Net income		(42.4)		(76.1)		3.2
Margin %		(9.8)%		(17.4)%		0.7%

Source: Financial statements of Tele Norte Celular.

(1)	The ICMS tax provision expense of R$46.3mn incurred in 2006 and the revenue from the reversal of this tax in 2007 amounting to R$26.6mn were excluded for the purpose of this analysis, since they are extraordinary and non-recurring events. It includes statutory interest and contributions, since they are operating expenses, and Tele Norte Celular holding expenses.

25

Main operational highlights

Operational indicators

	2005	2006	2007
Number of subscribers - year-end (‘000)	1,238	1,211	1,417
Growth %	8.4%	(2.2)%	17.0%

Annual average number of subscribers (‘000)	1,190	1,224	1,314
Growth %	n.a.	2.9%	7.3%

Gross client additions	629	666	725
Growth %	n.a.	5.9%	8.9%

Churn rate (1)	48.1%	54.9%	40.4%
Postpaid	32.8%	25.1%	24.7%
Prepaid	52.8%	62.4%	43.6%

Average service revenue per subscriber (2)	24.1	25.2	29.1
Postpaid	72.4	76.9	89.3
Prepaid	9.6	12.3	17.1

CAPU (3)	158.0	122.0	138.0

(1)	Deactivations in the year / average between the number of clients at the beginning and at the end of the year.
(2)	Net revenues from services in the year / average between the number of clients at the beginning and at the end of the year.
(3)	Sum of marketing and sales expenses, commissions, subsidies to phones, FISTEL fee / number of gross activations in the period.

Source: Financial statements of Tele Norte Celular.

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5. Valuation of Tele Norte Celular

5.2. Economic value

27

Description of comparable companies

Tele Norte Celular’s valuation according to an analysis of multiples of comparable companies used as reference Brazilian and international comparable companies with greater similarities and outstanding position in the sector in which they operate

Brazilian comparable companies

•	Telesp: Operates a local fixed telephone line in the State of São Paulo and provides Internet services

•	GVT: Offers products and solutions for conventional fixed telephone lines, data transmission services to companies, Internet services (broadband and ISP), and VoIP services

•	Vivo: Provides mobile phone services via the GSM, CDMA and TDM systems

•	TIM: Offers mobile phone services in the entire Brazilian territory via the GSM system

•

Brasil Telecom: Offers fixed line and mobile telephone operations, data and voice transmission services and domestic and international long-distance calls, data center, free Internet, broadband and dial-up access

•	Telemar: Provides fixed and mobile telephone services, data communication, Internet and paid-TV

Foreign comparable companies

•	America Móvil: Provides mobile communication services in Latin America via the GSM system

•

Telmex: Provides local and long-distance fixed line telephone services in Mexico, and Internet and data transmission services in Brazil, Argentina, Chile, Colombia and Peru. It also offers paid-TV services in Brazil and telecommunication services in Ecuador

Credit Suisse believes it is reasonable to take the group of companies above as a parameter for calculation of multiples, since (i) a significant part of their revenues comes from similar activities to those provided by Tele Norte / Amazônia Celular and/or (ii) operate in the telecom market in Brazil or Latin America

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Multiples of comparable companies

(In local currency, in millions)
Company	Daily average equity turnover (1)	Net Debt	Market Capitalization (2)	Enterprise Value (3)	Enterprise value / EBITDA
					2007	2008
Selected Companies
Wireline
Telmex (4)	1,081.5	86,709	377,610	464,319	5.81x	5.72x
Telesp (5)	11.7	2,733	21,550	24,283	3.79x	3.75x
GVT (5)	19.9	110	4,520	4,630	13.46x	9.35x
	Average				7.69x	6.27x
	Median				5.81x	5.72x

Wireless
America Móvil (4)	5,021.1	92,730	1,174,787	1,267,517	9.68x	8.47x
Vivo Participações (5)	61.6	2,579	16,310	18,889	6.27x	5.06x
TIM Participações (5)	39.9	973	14,483	15,457	5.30x	4.36x
	Average				7.08x	5.96x
	Median				6.27x	5.06x

Integrated
Brasil Telecom (5)	136.3	478	15,813	16,291	4.21x	4.01x
Telemar (5)	139.5	2,735	22,777	25,512	3.96x	3.83x
	Average				4.08x	3.92x
	Median				4.08x	3.92x
	Total median				5.55x	4.71x

(1)	Local currency in millions. It includes equity turnover of all classes of shares and, if applicable, ADRs.
(2)	Average share price in the 30-day period ended on 04/23/08.
(3)	Enterprise value = net debt + market capitalization.
(4)	In Mexican Pesos.
(5)	In Reais.

Note: The market capitalization of the Brazilian companies was calculated considering the prices and amounts of ON and PN shares, except for GVT which has ON shares only.

Note: For the purpose of calculating the multiples, the net debt of Brasil Telecom Participações and Tele Norte Leste Participações was calculated adding the net debt of the controlling company to the net debt of the operating company (proportional to the ownership stake that the holding company has in the operating company).

Source: Bloomberg and companies’ financial statements. Updated as of 04/23/08.

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Economic value - multiples of comparable companies

According to the economic value criterion based on multiples of comparable companies methodology, the value range per preferred and ordinary share issued by Tele Norte Celular is demonstrated below: (1)

Economic value based on multiples of comparable companies methodology

R$ mn, except per share data

TMAC Adjusted EBITDA 2007 (3)			R$	116.8
x EV/EBITDA Multiple				5.55x
= TMAC enterprise value				648.5
(-) TMAC net debt (12/31/2007)				226.6
= TMAC total equity value				421.9
• PN shares				94.4
• ON shares				327.6

TMAC shares owned by TNCP
• PN shares (‘000)				2,374.2
• ON shares (‘000)				2,039.3

= TNCP enterprise value				362.2
(-) NPV of TNCP holding expenses				11.4
(-) TNCP net debt (12/31/2007)				9.8
= TNCP total equity value				340.9
• PN shares				96.1
• ON shares				244.9

Number of PN shares (‘000) (2)				4,209
Number of ON shares (‘000) (2)				2,492
Total number of shares (‘000) (2)				6,702
		- 4.65%				+4.88%

PN (R$/share) (1)	R$	21.76	R$	22.82	R$	23.94

ON controlling (R$/share) (1)		103.65		108.71		114.01

ON minority (R$/share) (1)		82.92		86.97		91.21

Source: Financial statements of Tele Norte Celular and Credit Suisse.

(1)	For further information on the value breakdown among the different classes of shares of Tele Norte Celular, see page 31 of this report.
(2)	Tele Norte Celular did not have any treasury shares on December 31, 2007.
(3)	The revenue from the reversal of ICMS tax in 2007 amounting to R$26.6mn was excluded for the purpose of this analysis, since it is extraordinary and a non-recurring event. It includes statutory interest and contributions, since they are operating expenses.

Net debt breakdown

R$ mn
	TMAC		TNCP
	12/31/2007		12/31/2007
Loans and financing	R$	76.0	R$	5.0
Dividends payable		—		3.3
Hedge operations		4.9		2.5
Reverse shares split		—		14.0

Short term debt		80.9		24.8

Loans and financing		70.9		—
Provisions		30.5		—
Intercompany debt		26.2		0.1
Hedge operations		45.8		—
Pension plan		2.3		—

Long term debt		175.6		0.1
Total gross debt		256.5		24.9

Cash and financial investments		29.9		15.0
Intercompany credits		—		0.1

Cash and financial investments		29.9		15.1

Net debt		226.6		9.8

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Tele Norte Celular - Value breakdown among PNs, ON minority and ON controlling shares

The distribution of the total equity value among ON controlling, ON minority and PN shares was done according to the following criteria:

	Comparable Companies
Value of ownership stake in TMAC		362.2

(-) TNCP net debt		9.8
(-) NPV of TNCP holding expenses		11.4
1. TNCP equity value		340.9	}	1. Total value of the shares reflects the economic value of the shares of Tele Norte Celular

Total number of shares (millions)		6.7
Price per share		50.87
2. Equity value of ON controlling shares		140.5	}	2. Value of the ON controlling shares reflects the control premium of 25.0% over minority common shares, consistent with the implicit premium defined by Brazilian Corporate Law

Number of ON controlling shares (millions)		1.3
Price per ON controlling share	R$	108.71
3. Equity value of ON minority shares		104.3	}	3. The value of ON minority shares reflects a historic spread (90 days) of 281.0% on PN shares, as per appendix A

Number of ON minority shares (millions)		1.2
Price per ON minority share (control ON x 80%)	R$	86.97
4. Equity value of PN shares		96.1	}	4. Value of the PN shares reflects the remaining value of the shares after distributions in “2” and “3”

Number of PN shares (millions)		4.2
Price per PN share	R$	22.82

31

5. Valuation of Tele Norte Celular

5.3. Book value of the shareholders’ equity

32

Book value of the shareholder’s equity

Based on the book value of the shareholders’ equity criterion, the value per share of Tele Norte Celular é R$13.15

Book value of the shareholders’ equity

R$ mn, except price per share
	12/31/2007
Total assets	R$	529.21
(-) Total liabilities		409.3
(-) Minority interests		31.8
= Shareholders’ equity		88.1
Total number of shares (‘000) (1)		6,702

R$/share PN and/or ON		13.15

Source: Financial statements of Tele Norte Celular.

(1)	Tele Norte Celular did not have any treasury shares as of December 31, 2007.

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5. Valuation of Tele Norte Celular

5.4. Weighted average price of the shares on the BOVESPA

34

TNCP3

Weighted average price of the shares on the BOVESPA

Price of common shares of Tele Norte Celular (TNCP3) on the BOVESPA

Source: Economática as of April 23, 2008.

35

TNCP4

Weighted average price of the shares on the BOVESPA

Price of PN shares of Tele Norte Celular (TNCP4) on the BOVESPA

Source: Economática as of April 23, 2008.

36

Market value of the shares

Based on the weighted average price of the shares issued by Tele Norte Celular listed on the BOVESPA, the price range of common and preferred shares issued by Tele Norte Celular is demonstrated below:

Weighted average price of the shares on the BOVESPA

R$ per share
	ON		PN
12-month period prior to the release of the Material Fact (1)
08/01/2006 - 08/01/2007	R$	50.95	R$	19.61
Number of shares (‘000) (2)		2,492.5		4,209.2
Market capitalization (R$ mn)		127.0		82.5

Value per share weighted by the amount of shares of each class	R$	50.95	R$	19.61

Period between the release of the Material Fact and the date of the valuation report
08/02/2007 - 04/23/2008	R$	72.24	R$	25.43
Number of shares (‘000) (2)		2,492.5		4,209.2
Market capitalization (R$ mn)		180.1		107.0

Value per share weighted by the amount of shares of each class	R$	72.24	R$	25.43

90-day period between 01/24/08 and 04/23/08
01/24/2008 - 04/23/2008	R$	76.40	R$	27.58
Number of shares (‘000) (2)		2,492.5		4,209.2
Market capitalization (R$ mn)		190.4		116.1

Value per share weighted by the amount of shares of each class	R$	76.40	R$	27.58

Source: Economática as of April 23, 2008.

(1)	Material Fact from August 2, 2007 related to the acquisition by Vivo Participações S.A. of the shares owned by Telpart Participações S.A. (2) Source: Tele Norte Celular (Tele Norte Celular did not have any treasury shares on December 31, 2007).

37

Appendix A. Analysis of the historical spreads between ON and PN shares

38

Analysis of historical spreads between ON and PN shares

Historical spreads between ON and PN shares of Tele Norte Celular

Days prior to the Material Fact from August 2, 2007	Average prices of TNCP3 / Average prices of TNCP4
30d	241.6%
60d	268.1%
90d	281.0%
180d	291.4%
1 year	259.7%

Source: Economática, as of April 23, 2008.

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Appendix B. Valuation criterion

40

Valuation methodology

Multiples of comparable companies

CS valued Tele Norte Celular using multiples of comparable listed companies with similar operational and financial characteristics

•

Once the universe of comparable companies is chosen, the implicit enterprise value and the value of the shares of the company being valued is calculated by multiplying their operational variables (e.g.: net profit, EBITDA) by the respective multiples of the universe of comparable companies

•	The key element in the analysis of comparable companies is to identify the companies that are most comparable and relevant

-	A good comparable company is that which has operational and financial characteristics similar to those of the company being valued

-	Examples of operational characteristics: operating sector, products, distribution channels, markets, clients, seasonality and cyclicality

-	Examples of financial characteristics: size, leverage, shareholders’ base, growth and margins

CS applied the criterion of economic value using multiples of comparable companies due to the following reasons:

i.	The companies listed on pages 28 and 29 of this Valuation Report have similar operational and financial characteristics to Tele Norte Celular and Amazônia Celular and;

ii.	The shares of those companies have adequate liquidity and are covered by several research departments of investment banks, and thus their prices appropriately reflect growth perspectives, profitability and risks inherent to companies in the same sector as Tele Norte Celular and Amazônia Celular

41

Appendix C. Terms and definitions used in the valuation report

42

Terms and definitions used in the valuation report

•	ARPU: average revenues per user.

•	CAPU: cost of acquisition per user.

•	EBITDA: earnings before interest, taxes, depreciation and amortization.

•	Capex: capital expenditures, or investments in capacity maintenance and/or expansion.

•	Spread: ratio between prices of two different shares.

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www.credit-suisse.com

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